Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President, Investor Relations
and Organizational Development
(203) 661-1926, ext. 6643

BLYTH, INC. APPOINTS NEW LEADERSHIP TO PARTYLITE WORLDWIDE

GREENWICH, CT, USA, January 4, 2012: Blyth, Inc. (NYSE:BTH), a leading direct selling and direct marketing company focused on home fragrance, home décor and products that support healthy living, today announced that Robert B. Goergen, Jr. has been appointed President, Direct Selling Group and President, PartyLite Worldwide.  Mr. Goergen, Jr. succeeds Anne M. Butler.

Mr. Goergen, Jr. has been president of the Company’s multi-channel group since 2007.  He leads business development and corporate technology initiatives for Blyth and is a member of the Office of the Chairman.  Mr. Goergen, Jr. joined Blyth in 2000 as Director, Internet Strategy and E-Business Initiatives Group.  Prior to joining Blyth, Mr. Goergen, Jr. served as Account & New Media Director for McCann-Erickson where he managed E-commerce development and Internet marketing efforts for consumer products and services accounts. He holds a bachelor’s degree from the University of Richmond and a master’s in business administration from The Wharton School at the University of Pennsylvania.

Ms. Butler joined PartyLite in 1999 as President, PartyLite Europe and became President, PartyLite International, in 2003. She played a key leadership role during years of rapid international expansion for PartyLite, opening 6 new PartyLite markets in Europe, Mexico and Australia and positioning PartyLite as a global party plan competitor.

“Anne brought a wealth of direct selling executive experience to PartyLite, having worked in the United States and abroad for more than 25 years at leading direct selling companies,” said Robert B. Goergen, Blyth’s Chairman of the Board and Chief Executive Officer. “She has been a key partner to me and Blyth’s Office of the Chairman for the past four years.  I am proud of Anne’s accomplishments and support her desire to transition to additional entrepreneurial activities and the next phase of her life.”

Mr. Goergen continued, “During the last two years, Rob has played an active role in overseeing new Blyth investments in PartyLite in addition to his responsibilities for the Multi-Channel Group.  He has worked closely with PartyLite management teams in North America and Europe. This is an exciting time for PartyLite Worldwide.”

Mr. Goergen, Sr. will assume direct responsibility for the Multi-Channel Group during Mr. Goergen, Jr.’s tenure at PartyLite.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a multi-channel company primarily focused on direct selling.  We design and market home fragrance products and decorative accessories, as well as weight management products, nutritional supplements and energy drink mixes.  These products are sold through the home party plan method of direct selling and through network marketing, respectively. The Company also designs and markets household convenience items and personalized gifts through the catalog/internet channel, as well as tabletop lighting and chafing fuel for the foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  In North America, its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® by PartyLite and ViSalus Sciences® brands, to consumers in the catalog/Internet channel under the As We Change®, Easy Comforts®, Miles Kimball®, Exposures® and Walter Drake®, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s most recently filed Annual Report on Form 10-K.

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